Exhibit 99 (b)
October 5, 2005
Mr. Robert Dellinger
[Address]
Dear Robert:
On behalf of the Board of Directors (“Board”) of Delphi Corporation (“Delphi” or the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, and a member of the Company’s Strategy Board, effective October 8, 2005 (“Effective Date”). This letter summarizes your initial compensation and benefits with Delphi.
Within 10 days of the Effective Date, the Company will pay you a sign-on bonus of $350,000 (three hundred fifty thousand dollars) which would offset the first bonus payment in ‘06 up to $350,000. During your period of employment by the Company, you will receive a base salary at an annual rate of $750,000 (seven hundred fifty thousand dollars) that is subject to annual review by the Board and increase in the Board’s discretion based on performance. In addition to your annual base salary, you will participate in the Company’s short- and long-term incentive plans, and receive those benefits and perquisites normally afforded as a Delphi officer, as determined by the Board and its Compensation Committee as summarized on the attached Schedule.
You understand and agree that this letter is not a contract or guarantee of employment, express or implied, between you and Delphi for any specific duration. I have also attached a copy of an employment agreement for officers.
We look forward to working with you and appreciate your indication of your acceptance of our offer by signing this letter where indicated below. This offer shall expire and shall become null and void if not accepted by you on or prior to October 17, 2005 or by a later date if extended by mutual agreement.
Sincerely,

/s/ Mark Weber

Mark R. Weber
Executive Vice President

Agreed and Accepted

/s/ Debra S. Alexander	/s/ Robert J. Dellinger

October 5, 2005	October 5, 2005